Exhibit 4.14

GUARANTEED DEPOSIT ACCOUNT CONTRACT

SCOTIABANK COVERED BOND GUARANTOR LIMITED PARTNERSHIP,
as Guarantor

- and -

THE BANK OF NOVA SCOTIA,
as Cash Manager, Account Bank and GDA Provider

- and -

COMPUTERSHARE TRUST COMPANY OF CANADA,
as Bond Trustee

DATED AS OF JULY 19, 2013

- ii -

THIS GUARANTEED DEPOSIT ACCOUNT CONTRACT AGREEMENT is made as of July 19, 2013

BETWEEN:

(1)	SCOTIABANK COVERED BOND GUARANTOR LIMITED PARTNERSHIP, a limited partnership formed under the laws of the Province of Ontario, whose registered office is at 100 King Street West, Suite 6100, 1 First Canadian Place, Toronto, Ontario, M5X 1B8, by its managing general partner, SCOTIABANK COVERED BOND GP INC., in its capacity as the Guarantor;
(2)	THE BANK OF NOVA SCOTIA, a bank named in Schedule I to the Bank Act, whose executive office is at Scotia Plaza, 44 King Street West, Toronto, Ontario, M5H 1H1, in its capacity as the Cash Manager, Account Bank and the GDA Provider; and
(3)	COMPUTERSHARE TRUST COMPANY OF CANADA, a trust company incorporated under the laws of Canada, whose registered office is at 100 University Avenue, 11th Floor, Toronto, Ontario, M5J 2Y1, in its capacity as Bond Trustee.

WHEREAS:

(A)	As part of the transactions contemplated in the Program, the Cash Manager has agreed, pursuant to the Cash Management Agreement, to provide Cash Management Services in connection with the business of the Guarantor.
(B)	The Cash Management Agreement provides that the Guarantor (or the Cash Manager on its behalf) will invest its funds from time to time in interest bearing accounts with the Bank, as Account Bank, pursuant to and on the terms of the Bank Account Agreement and the GDA Provider has agreed to pay interest on the funds standing to the credit of the Guarantor in the GDA Account at specified rates determined in accordance with and pursuant to the terms of this Agreement.

NOW THEREFORE, IT IS HEREBY AGREED that in consideration of the mutual covenants and agreements herein set forth, the parties agree as follows:

article 1
DEFINITIONS AND INTERPRETATION

1.1	Definitions

The Master Definitions and Construction Agreement made between the parties to the Transaction Documents on July 19, 2013 (as the same may be amended, restated and/or supplemented from time to time with the consent of the parties thereto) is expressly and specifically incorporated into this Agreement and, accordingly, the expressions defined in the Master Definitions and Construction Agreement (as so amended, restated and/or supplemented) will, except where the context otherwise requires and save where otherwise defined herein, have the same meanings in this Agreement, including the recitals hereto and this Agreement will be construed in accordance with the interpretation provisions set out in Section 2 of the Master Definitions and Construction Agreement.

1.2	Interpretation

For the purposes of this Guaranteed Deposit Account Contract, this Agreement has the same meaning as “Guaranteed Deposit Account Contract” in the Master Definitions and Construction Agreement.

article 2
THE GDA ACCOUNT

2.1	The GDA Account

The GDA Provider confirms that (on the instructions of the Guarantor (or the Cash Manager on its behalf)) the GDA Account has been opened in its books in the name of the Guarantor, and it agrees to accept on deposit in the GDA Account all monies transferred, from time to time, to the GDA Account, subject to and upon the terms of this Agreement, the Bank Account Agreement, the Cash Management Agreement, the Security Agreement and the Guarantor Agreement.

article 3
INTEREST

3.1	Interest

Interest will accrue daily on the GDA Balance and will be paid monthly in arrears on the Calculation Date at a rate of interest equal to the GDA Rate by payment for value on the same day to the GDA Account or such other accounts as the Guarantor (or the Cash Manager on its behalf) will specify.

3.2	Interest Payment Date

On any day on which interest is payable by the GDA Provider under this Agreement, the GDA Provider will pay the amount of interest then due in immediately available, freely transferable, cleared funds by no later than the close of business (Toronto time) on that day (or if such day is not a Toronto Business Day, the next succeeding Toronto Business Day).

3.3	Guarantor Acceleration Notice

In the event that a Guarantor Acceleration Notice is served on the Guarantor, then, on the date of such Guarantor Acceleration Notice, the GDA Provider will pay to the Bond Trustee the aggregate of all interest accrued on the GDA Account on each day during the month in which such Guarantor Acceleration Notice is served up to (but excluding) the date of such Guarantor Acceleration Notice. As and from the date of such Guarantor Acceleration Notice, the GDA Provider will comply with the directions of the Bond Trustee in relation to the GDA Account.

article 4
WITHDRAWALS AND DEPOSITS

4.1	Withdrawals

Subject always to the provisions of the Cash Management Agreement, the Bank Account Agreement, the Security Agreement and the Guarantor Agreement, the Guarantor (or the Cash Manager on its behalf), may on any Toronto Business Day give notice to the GDA Provider that it wishes to withdraw on such date all or part of the GDA Balance from the GDA Account and the GDA Provider will comply with such notice and pay the amount specified in such notice to the account specified therein, provided that if any such notice is received after 12 noon (Toronto time) on any day it will be deemed to have been received at the opening of business on the next following Toronto Business Day.

4.2	Deposits

The Guarantor (or the Cash Manager on its behalf) may deposit, or procure the deposit of, sums in the GDA Account, to the extent permitted by the terms of the Cash Management Agreement, the Bank Account Agreement, the Security Agreement and the Guarantor Agreement, and the GDA Provider agrees to accept and credit to the GDA Account such sums in accordance with the other terms hereof.

article 5
TERMINATION

5.1	Termination
(a)	Following termination of the Bank Account Agreement and/or closing of the GDA Account in accordance with the Bank Account Agreement, this Agreement will be automatically terminated. Upon the direction of the Bond Trustee pursuant to Section 3.3, the Bond Trustee may terminate this Agreement by serving a written notice of termination on the GDA Provider.
(b)	The Guarantor (or the Cash Manager or the Bond Trustee on its behalf) may (with the prior written consent of the Bond Trustee, which consent shall not be withheld unless the Bond Trustee determines that the termination of this Agreement would be materially prejudicial to the interests of the Covered Bondholders) terminate this Agreement in the event that default is made by the GDA Provider in the performance or observance of its covenants and obligations, or a breach by the GDA Provider is made of any of its representations and warranties, respectively, under Sections 6.1(c), (d), (e), (g) and (h).
(c)	The Guarantor will (or will cause the Cash Manager to) terminate this Agreement if an Issuer Event of Default occurs and is continuing (provided that the GDA Provider is the Issuer or an Affiliate thereof).

5.2	Notice of Termination/Resignation to CMHC

Upon any termination or resignation of the Account Bank hereunder or the Bank Account Agreement, the Guarantor shall provide notice to CMHC of such termination or resignation and of the Account Bank’s replacement contemporaneously with the earlier of (i) notice of such termination or resignation and replacement to a Rating Agency, (ii) notice of such termination or resignation and replacement being provided to or otherwise made available to Covered Bondholders, and (iii) five (5) Toronto Business Days following such termination or resignation and replacement (unless the replacement Account Bank has yet to be identified at that time, in which case notice of the replacement Account Bank may be provided no later than 10 Toronto Business Days thereafter). Any such notice shall include (if known) the reasons for the termination or resignation of the Account Bank, all information relating to the replacement Account Bank required by the CMHC Guide and the new agreement or revised and amended copy of this Agreement to be entered into with the replacement Account Bank.

article 6
representations, WARRANTIES AND covenants

6.1	Representations, Warranties and Covenants

The GDA Provider represents warrants to, and covenants with, each of the Cash Manager, the Guarantor and the Bond Trustee at the date hereof, on each date on which an amount is credited to the GDA Account and on each Guarantor Payment Date, that:

(a)	it is a Schedule I Bank under the Bank Act and is an institution authorised to carry on banking business (including accepting deposits);
(b)	it is not a non-resident of Canada within the meaning of the Tax Act;
(c)	it possesses the necessary experience, qualifications, facilities and other resources to perform its responsibilities in relation to its duties and obligations hereunder and the other Transaction Documents to which it is a party;
(d)	it is and will continue to be in regulatory good standing and in material compliance with and under all Laws applicable to its duties and obligations hereunder and the other Transaction Documents to which it is a party;
(e)	it is and will continue to be in material compliance with its internal policies and procedures (including risk management policies) relevant to its duties and obligations hereunder and the other Transaction Documents to which it is a party;
(f)	it will exercise reasonable skill and care in the performance of its obligations hereunder and the other Transaction Documents to which it is a party;
(g)	it will comply with the CMHC Guide and all material legal and regulatory requirements applicable to the conduct of its business so that it can lawfully attend to the performance of its obligations hereunder and the other Transaction Documents to which it is a party; and

(h)	the unsecured, unsubordinated and unguaranteed debt obligations of the Account Bank rated by each of the Rating Agencies are at or above the Account Bank Required Ratings.
6.2	Undertaking

The GDA Provider undertakes to notify the Guarantor and the Bond Trustee immediately if, at any time during the term of this Agreement, either of the statements contained in Section 6.1 ceases to be true. The representations, warranties and covenants set out in Section 6.1 will survive the signing and delivery of this Agreement.

article 7
ASSIGNMENT

7.1	Assignment

Subject always to the provisions of Article 13 and Section 7.2 herein, no party hereto will be entitled to assign all or any part of its rights or obligations hereunder to any other party without the prior written consent of each of the other parties hereto (which will not, if requested, be unreasonably withheld or delayed or made subject to conditions) save that the Guarantor will be entitled to assign whether by way of security or otherwise all or any of its rights under this Agreement and all or any of its interest in the Loans and their Related Security without such consent to the Bond Trustee pursuant to the Security Agreement and the Bond Trustee may at its sole discretion assign all or any of its rights under or in respect of this Agreement and all or any of its interest in the Loans and their Related Security without such consent in exercise of its rights under the Security Agreement. If any party assigns any of its obligations under this Agreement as permitted by this Agreement, such party will provide at least 10 Toronto Business Days’ prior written notice of such assignment to DBRS.

7.2	Assignment under Security Agreement

The parties hereto, other than the Bond Trustee and the Guarantor, acknowledge that on the assignment pursuant to the Security Agreement by the Guarantor to the Bond Trustee of the Guarantor’s rights under this Agreement, the Bond Trustee may enforce such rights in the Bond Trustee’s own name without joining the Guarantor in any such action (which right such parties hereby waive) and such parties hereby waive as against the Bond Trustee any rights or equities in its favour arising from any course of dealing between one or more of such parties and the Guarantor.

article 8
AGENCY

8.1	Agency

The GDA Provider agrees and confirms that, unless otherwise notified by the Guarantor or the Bond Trustee in accordance with the terms of this Agreement, the Cash Manager, as agent of the Guarantor, may act on behalf of the Guarantor under this Agreement.

article 9
INFORMATION

9.1	Information

The GDA Provider will provide to the Bond Trustee, or procure the provision to the Bond Trustee of, such information and evidence in respect of any dealing between the Guarantor and the GDA Provider or otherwise under or in relation to this Agreement as the Bond Trustee may reasonably request and the Guarantor hereby waives any right or duty of confidentiality which it may have or which may be owed to it by the GDA Provider in respect of the disclosure of such information and evidence pursuant to this Article 9.

article 10
PAYMENTS AND WITHHOLDINGS

10.1	Payments and Withholding

The parties agree that payments required to be made hereunder will be made in accordance with Article 2 of the Bank Account Agreement and that Section 4.1 and Article 12 of the Bank Account Agreement will, to the extent that it relates to the GDA Account, be incorporated in and will apply to, mutatis mutandis, this Agreement (and for this purpose references to any “Account Bank” will be deemed to be replaced by the “GDA Provider”) such that all payments to be made by the GDA Provider hereunder will be made upon the terms and subject to the same conditions as are set out in Section 4.1 and Article 12 of the Bank Account Agreement.

article 11
NOTICES

11.1	Notices

Any notices to be given pursuant to this Agreement to any of the parties hereto will be in writing and will be sufficiently served if sent by prepaid first class mail, by hand, e-mail or facsimile transmission and will be deemed to be given (if by facsimile transmission) when dispatched, (in the case of e-mail) upon confirmation of receipt, (if delivered by hand) on the day of delivery if delivered before 5:00 p.m. (Toronto time) on a Toronto Business Day or on the next Toronto Business Day if delivered thereafter or on a day which is not a Toronto Business Day or (if by first class mail) when it would be received in the ordinary course of the post and will be sent:

(a)	in the case of the Guarantor, Scotiabank Covered Bond Guarantor Limited Partnership, c/o The Bank of Nova Scotia, Scotia Plaza, 44 King Street West, Toronto, Ontario M5H 1H1 (facsimile number 416-945-4001) for the attention of the Managing Director, Alternate Funding, e-mail: jake.lawrence@scotiabank.com;
(b)	in the case of The Bank of Nova Scotia in its capacity as Cash Manager, Account Bank and GDA Provider, to The Bank of Nova Scotia, Scotia Plaza, 44 King Street West, Toronto, Ontario, M5H 1H1 (facsimile number 416-945-4001) for the attention of the Managing Director, Alternate Funding, e-mail: jake.lawrence@scotiabank.com;

(c)	in the case of the Bond Trustee, to Computershare Trust Company of Canada, 100 University Avenue, 11th Floor, Toronto, Ontario, M5J 2Y1 (facsimile number 416-981-9777) for the attention of the Manager, Corporate Trust, email: corporatetrust.toronto@computershare.com, or to such other physical or e-mail address or facsimile number or for the attention of such other person or entity as may from time to time be notified by any party to the others by written notice in accordance with the provisions of this Article 11.

article 12
COUNTERPARTS

12.1	Counterparts

This Agreement may be executed in any number of counterparts (manually or by electronic or facsimile), and by the parties on separate counterparts, but will not be effective until each party has executed at least one counterpart. Each counterpart will constitute an original of this Agreement, but all the counterparts will together constitute but one and the same instrument.

article 13
bond TRUSTEE

13.1	Change of Bond Trustee

If there is any change in the identity of the Bond Trustee in accordance with the Security Agreement, the Guarantor, the Cash Manager and the GDA Provider will execute such documents and take such action as the successor Bond Trustee and the outgoing Bond Trustee may reasonably require for the purpose of vesting in the successor Bond Trustee the rights and obligations of the outgoing Bond Trustee under this Agreement and releasing the outgoing Bond Trustee from its future obligations under this Agreement.

13.2	Limitation of Liability of Bond Trustee

It is hereby acknowledged and agreed that by its execution of this Agreement, the Bond Trustee will not assume or have any of the obligations or liabilities of the Guarantor, the Cash Manager or the GDA Provider under this Agreement and that the Bond Trustee has agreed to become a party to this Agreement for the purpose only of taking the benefit of this Agreement and agreeing to amendments to this Agreement pursuant to Article 15. For the avoidance of doubt, the parties to this Agreement acknowledge that the rights and obligations of the Bond Trustee are governed by the Security Agreement. Any liberty or right which may be exercised or determination which may be made under this Agreement by the Bond Trustee may be exercised or made in the Bond Trustee’s absolute discretion without any obligation to give reasons therefore and the Bond Trustee will not be responsible for any liability occasioned by so acting, except if acting in breach of the standard of care set out in Section 11.1 of the Security Agreement.

article 14
LIMITATION OF LIABILITY

14.1	Limitation of Liability

Scotiabank Covered Bond Guarantor Limited Partnership is a limited partnership formed under the Limited Partnerships Act (Ontario), a limited partner of which is, except as expressly required by law, only liable for any of its liabilities or any of its losses to the extent of the amount that the limited partner has contributed or agreed to contribute to its capital.

article 15
AMENDMENT, MODIFICATION, VARIATION OR WAIVER

15.1	Amendment, Modification, Variation or Waiver

Subject to Section 20.7 of the Security Agreement, any amendment, modification, variation or waiver to this Agreement will be made only with the prior written consent of each other party to this Agreement.

Each proposed amendment, modification, variation or waiver to this Agreement that is considered by the Guarantor to be a material amendment, modification, variation or waiver will be subject to satisfaction of the Rating Agency Condition. For certainty, any amendment to (i) a Ratings Trigger provided for in this Agreement that lowers the ratings specified therein, or (ii) the consequences of breaching a Ratings Trigger provided for in this Agreement that makes such consequences less onerous, shall be deemed to be a material amendment. The Guarantor (or the Cash Manager on its behalf) will deliver notice to the Rating Agencies from time to time of any amendments, modifications, variations or waivers with respect to which satisfaction of the Rating Agency Condition is not required, provided that failure to deliver such notice will not constitute a breach of the obligations of the Guarantor under this Agreement. The Guarantor (or the Cash Manager on its behalf) will deliver notice to CMHC from time to time of any amendment, variation or waiver with respect to which notice to CMHC is required by the CMHC Guide, provided that failure to deliver such notice will not constitute a breach of the obligations of the Guarantor under this Agreement.

15.2	Written Agreement

For greater certainty, the rights under this Agreement may only be amended, varied, modified or waived by written agreement between the parties hereto and any failure or delay by a party hereto in enforcing, or insisting upon strict performance of, any provision of this Agreement will not be considered to be an amendment, modification, variation or waiver of such provision or in any way affect the validity or enforceability of this Agreement.

article 16
Non-Petition

16.1	Non-Petition

The GDA Provider, Account Bank and Cash Manager agree that they will not institute against, or join any other party in instituting against, the Guarantor, or any of the general partners of the Guarantor, any bankruptcy, reorganisation, arrangement, insolvency or liquidation proceeding under any federal, provincial or foreign bankruptcy, insolvency or similar law, for one year and one day after all Covered Bonds have been repaid in full. The foregoing provision will survive the termination of this Agreement by any party.

article 17
FURTHER ASSURANCE

From time to time, each party will do and perform any acts and execute any further instruments which may be required or which may be reasonably requested by any other party to more fully give effect to the purpose of this Agreement.

article 18
GOVERNING LAW

18.1	Governing Law

This Agreement will be governed by, and construed in accordance with, the laws of the Province of Ontario and the federal laws of Canada applicable therein.

18.2	Submission to Jurisdiction

Each party to this Agreement hereby irrevocably submits to the non-exclusive jurisdiction of the courts of the Province of Ontario in any action or proceeding arising out of or relating to this Agreement.

[The remainder of this page left intentionally blank]

IN WITNESS WHEREOF the parties hereto have executed this Agreement on the day and year first before written.

SCOTIABANK COVERED BOND GUARANTOR LIMITED PARTNERSHIP, by its managing general partner, SCOTIABANK COVERED BOND GP INC.

By:	/s/ Jake Lawrence
Name: Jake Lawrence
Title: President and Secretary

THE BANK OF NOVA SCOTIA, as Cash Manager, Account Bank and GDA Provider

By:	/s/ Ian Berry
Name: Ian Berry
Title: Managing Director and Head, Funding and Liquidity Management

COMPUTERSHARE TRUST COMPANY OF CANADA, as Bond Trustee

By:	/s/ Sean Pigott
Name: Sean Pigott
Title: Corporate Trust Officer

By:	/s/ Stanley Kwan
Name: Stanley Kwan
Title: Associate Trust Officer